Exhibit 1
1.A.(5)(a)


Flexible Premium Variable
Survivorship Life Insurance
Contract - Nonparticipating

Adjustable death benefit. Death proceeds payable at death of the last surviving Insured. Flexible premiums payable until the death of the last surviving Insured.

The amount and duration of the death benefit may increase or decrease as described in this contract, depending on the investment experience of the subaccounts. The contract may provide a Guaranteed Minimum Death Benefit Option, if elected at issue.

The contract value of this contract may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum contract value.


Kansas City Life Insurance Company will pay the proceeds of this contract according to the provisions on this and the following pages, all of which are part of this contract. This contract is a legal contract between you and Kansas City Life Insuranc e Company. READ YOUR CONTRACT CAREFULLY.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 419139, Kansas City, MO 64141-6139.



/s/C. John Malacarne                        /s/W. E. Bixby
Secretary                                   President

10-Day Right To Examine Contract
Please examine this contract carefully. If you are not satisfied, you may return the contract to us or to your agent within 10 days of its receipt. If returned, the contract will be void from the beginning and any premium paid will be refunded.

Contract Number
        9999999

Insureds
        Jane Doe
        Jane Doe

Agency
        0001

GUIDE TO CONTRACT PROVISIONS

        Page
Section 1:      Contract Data   3
Section 2:      Definition of Certain Terms       9
Section 3:      Contract Proceeds       11
Section 4:      General Provisions      12

        4.1     Contract
        4.2     Incontestability
        4.3     Suicide
        4.4     Age and Sex
        4.5     Termination of Coverage
        4.6     Modifications
        4.7     Nonparticipating
        4.8     Annual Report

Section 5:      Premium and Reinstatement Provisions    13
Section 6:      Ownership, Assignment and Beneficiary Provisions        15
Section 7:      Contract Change Provisions      15
Section 8:      Contract Values 16
Section  9:     Loan Provisions 19
Section 10:     The Variable Account    19
Section 11:     Transfer Privilege      21
Section 12:     Settlement Options      22



A copy of the original application and any additional benefits provided by rider or endorsement follow page 24.


SECTION 1:      CONTRACT DATA



BENEFICIARY
        As stated in the application or in the
        last beneficiary designation filed with us.



OWNER
        As stated in the application or in the last     ownership
designation filed with us.



INSUREDS' ISSUE AGE and SEX
        Jane Doe, age 35, Female
        John Doe, age 35, Male



RISK CLASSIFICATION
        Jane Doe - Standard Nontobacco
        John Doe - Standard Nontobacco



MINIMUM TOTAL SUM INSURED
        $200,000


TOTAL SUM INSURED
        Specified Amount               $1,000,000
        Additional Insurance Amount    $        0
                Total                  $1,000,000


                                CONTRACT NUMBER
                                    9999999

                                INSUREDS
                        Jane Doe
                        John Doe

                                CONTRACT DATE
                                 July 01, 1997

                                AGENCY
                                    0001


SECTION 1:      CONTRACT DATA (CONTINUED)       DATE PREPARED:  07/01/1997

        INSUREDS        CONTRACT NUMBER
         Jane Doe                9999999
         John Doe


MINIMUM PREMIUM:  $4,900.88

TARGET PREMIUM:  $6,534.50

PLANNED PREMIUM PAYMENT:  $6,534.50 Annually




FORM NO.        BENEFIT DESCRIPTION

J150
Coverage Option A: Death benefit equals the Total Sum Insured at the time of death.

(Effective:  July 01, 1997)


SECTION 1:      CONTRACT DATA (CONTINUED)       DATE PREPARED:  07/01/1997

        INSUREDS        CONTRACT NUMBER
                Jane Doe                9999999
                John Doe

PREMIUM EXPENSE CHARGES - DEDUCTIONS FROM PREMIUM PAYMENTS

Year 1  50% of premium up to target premium, 2% of excess premium
Years 2-5       15% of premium up to target premium, 2% of excess premium
Years 6-10      6% of premium up to target premium, 2% of excess premium
Years 11-20     2% of premium
Years 21+       Beginning in the 21st contract year there is no charge

Premium Processing Charge       4.85% of premium for all contract years


DEDUCTIONS FROM CONTRACT VALUE

        Monthly Expense Charges

                Administrative Expense Charge
        $7.50 per month for all contract years plus $.02 per $1,000 of total sum insured per month for all contract years.

        Issue Expense Charge
        $12.50 per month for first five contract years.

        Monthly Cost Of Insurance
        Deducted each month for all contract years; see Table One on page 6.

MORTALITY AND EXPENSE RISK CHARGE
        The current mortality and expense risk charge is .625% (on an annual basis) of the average daily net assets of the variable account.

        The guaranteed mortality and expense risk charge is .900% (on an annual basis) of the average daily net assets of the variable account.

PARTIAL SURRENDER FEE
        The partial surrender fee is the lesser of: (a) 2% of the amount surrendered; or (b) $25.00

SECTION 1:      CONTRACT DATA (CONTINUED)       DATE PREPARED:  07/01/1997

        INSUREDS        CONTRACT NUMBER
                Jane Doe                9999999
                John Doe


MONTHLY COST OF INSURANCE RATES

        The monthly cost of insurance rates used in calculating the cost of insurance on each monthly anniversary day are based on each Insured's age, number of completed contract years, sex, and risk class.

        The cost of insurance rates used will be determined by us based on our expectations as to future mortality experience. Any change in the current cost of insurance rates will be on a uniform basis for Insureds of the same age, sex and risk class whose contracts have been in force the same length of time. The current cost of insurance rates will never be increased to recover losses incurred, or decreased to distribute gains realized by us prior to the change.

        The cost of insurance rates used will not exceed those shown in the tables below. The rates for Tobacco User Risk Class are based on the 1980 Commissioners Standard Ordinary Smoker Mortality Table, age last birthday. The rates for Nontobacco User Risk Class are based on the 1980 Commissioners Standard Ordinary Nonsmoker Mortality Table, age last birthday.
The guaranteed maximum cost of insurance rates for special risk classes will be adjusted appropriately and reflected in Table One below.

Table One
        Guaranteed Monthly Cost of Insurance Rates per $1,000

Contract Year   Rate
1            $.00022
2            $.00070
3            $.00129
4            $.00199
5            $.00284
6            $.00387
7            $.00512
8            $.00658
9            $.00830
10           $.01030
11           $.01269
12           $.01548
13           $.01875
14           $.02257
15           $.02708
16           $.03245
17           $.03886
18           $.04663
19           $.05598
20           $.06696
21           $.07997
22           $.09501
23           $.11209
24           $.13177
25           $.15499
26           $.18262
27           $.21593
28           $.25694
29           $.30738
30           $.36776
31           $.43876
32           $.52066
33           $.61386
34           $.72013
35           $.84393
36           $.99117
37           $1.16945
38           $1.38762
39           $1.65191
40           $1.96470
41           $2.32637
42           $2.73577
43           $3.19270
44           $3.70153
45           $4.27485
46           $4.93039
47           $5.68596
48           $6.55862
49           $7.54960
50           $8.64926
51           $9.84252
52         $11.11673
53         $12.46043
54         $13.86761
55         $15.34597
56         $16.90553
57         $18.57708
58         $20.41868
59         $22.56727
60         $25.33395
61         $29.33313
62         $35.77192
63         $46.89109
64         $66.10462
65         $90.91184

The rates in the table above show the guaranteed monthly cost of insurance rates from the first contract year to the contract year in which the youngest Insured is age 100.

SECTION 1:      CONTRACT DATA (CONTINUED)       DATE PREPARED:  07/01/1997

        INSUREDS        CONTRACT NUMBER
                Jane Doe                9999999
                John Doe

Table Two
Corridor Percentages and Option L
Death Benefit Percentages

Contract
Year
Corridor
Percentages     Option L
Death Benefit
Percentages
1       637%    ----
2       612%    ----
3       589%    ----
4       566%    ----
5       544%    ----
6       523%    ----
7       503%    ----
8       484%    ----
9       466%    ----
10      448%    ----
11      431%    ----
12      414%    ----
13      399%    ----
14      384%    ----
15      369%    ----
16      355%    ----
17      342%    ----
18      329%    ----
19      317%    ----
20      305%    ----
21      294%    ----
22      283%    ----
23      273%    ----
24      263%    ----
25      253%    ----
26      244%    ----
27      236%    ----
28      227%    ----
29      219%    ----
30      212%    ----
31      205%    ----
32      198%    ----
33      191%    ----
34      185%    ----
35      179%    ----
36      174%    ----
37      169%    ----
38      164%    ----
39      159%    ----
40      154%    ----
41      150%    ----
42      147%    ----
43      143%    ----
44      140%    ----
45      137%    ----
46      134%    ----
47      131%    ----
48      128%    ----
49      126%    ----
50      124%    ----
51      122%    ----
52      120%    ----
53      119%    ----
54      117%    ----
55      116%    ----
56      115%    ----
57      113%    ----
58      112%    ----
59      111%    ----
60      109%    ----
61      108%    ----
62      106%    ----
63      105%    ----
64      103%    ----
65      100%    ----




The percentages in the table above are shown from the first contract year to the contract year in which the youngest Insured is age 100.


SECTION 1:      CONTRACT DATA (CONTINUED)       DATE PREPARED: 07/01/1997


        INSUREDS        CONTRACT NUMBER
                Jane Doe                9999999
                John Doe


Investment Options

[ KCL Fixed Account

Subaccounts that invest in the Kansas City Life Variable Life Separate Account:

        MFS Research Series
        MFS Emerging Growth Series
        MFS Total Return Series
        MFS Bond Series
        MFS World Governments Series
        MFS Utilities Series
        American Century VP Capital Appreciation
        American Century VP International
        Federated American Leaders Fund II
        Federated High Income Bond Fund II
        *Federated Prime Money Fund II
        Dreyfus Capital Appreciation Portfolio
        Dreyfus Small Cap Portfolio
        Dreyfus Stock Index Fund



*The Federated Prime Money Fund II subaccount is referred to in this contract as the money market subaccount.]

Section 2:  Definition of Certain Terms

The following are key words used in this contract and are important in describing both your rights and ours. As you read this contract, refer back to these definitions.

2.1  Accumulation Unit
An accounting unit used to calculate the variable account value. It is a measure of the net investment results of each of the variable subaccounts.

2.2 Additional Insurance Amount
An amount of insurance coverage under the contract which is not part of the specified amount

2.3   Age
Age means the age of each Insured on their last birthday as of each contract anniversary.

2.4   Allocation Date
The date on which the initial net premium is allocated to the money market subaccount. The allocation date is the later of the date when all underwriting and other requirements have been met and your application has been approved, or the date the initial premium is received at the Home Office.

2.5  Beneficiary
The beneficiary is the person you have designated in the application or in the last beneficiary designation filed with us to receive any proceeds payable under this contract at the death of the last surviving Insured.

2.6  Cash Surrender Value
The contract value at the time of surrender less any contract indebtedness.

2.7  Contract Anniversary
The same day and month as the contract date each year that this contract remains in force.

2.8  Contract Date
The date from which contract months, years and anniversaries are computed. The incontestability and suicide periods for the total sum insured are measured from this date.

2.9  Contract Value
The sum of the variable account value and the fixed account value (including the loan account value). These values are described in more detail in
Section 8, Contract Values.

2.10  Contract Year
A period of twelve months starting with the contract date and each contract anniversary thereafter.

2.11  Cost of Insurance
The charge we make for providing pure insurance protection using the current cost of insurance rates for this contract. It does not include the cost of any additional benefits provided by riders.

2.12  Coverage Options
The coverage option selected determines the amount of death proceeds payable. Three coverage options (A, B or L) are available. These options are described in Section 3.2, Amount of Proceeds Payable at Death.

2.13  Excess Premium
The portion of the total premiums received during any contract year that exceeds the target premium.

2.14  Fixed Account
An account that is part of our general account, and is not part of or dependent on the investment performance of the variable account.

2.15  Fixed Account Value
The contract value in the fixed account.

2.16  Insureds
The two persons whose lives are insured under this contract.

2.17  Minimum Premium
The amount required in the first year to issue this contract.

2.18  Monthly Anniversary Day
The day of each month when we make the monthly deductions for this contract. It is the same day of each month as the contract date or the last day of the month for those months not having such a day.

2.19  Monthly Deductions
The amount we deduct on the monthly anniversary day from the contract value to pay the Deductions from Contract Value as shown in Section 1, Contract Data.

2.20  Mortality and Expense Risk Charge
This is a charge we deduct from the assets of the subaccounts to compensate us for assuming the mortality and expense risks for this contract. This charge is shown in Section 1, Contract Data.
Section 2:  Definitions of Certain Terms (continued)

2.21  Net Investment Factor
The ratio of the subaccount performance of the current valuation day to the immediately prior valuation day. The subaccount performance includes gains or losses in the subaccounts, dividends paid, any capital gains or losses, any taxes, and mortality and expense risk charges.

2.22  Net Premium
The premium payment minus the applicable premium expense charges.

2.23  Nontobacco
A rate class that defines an Insured who does not use tobacco products in any form during the time period as defined in our underwriting guidelines.

2.24  Owner
The person entitled to exercise all rights and privileges provided in this contract.

2.25  Planned Premium Payments
The amount and frequency of premium payments you elected to pay in your last application. This is only an indication of your preference of future premium payments. You may change the amount and frequency of premium payments at any time. Section 5.8, Grace Period for Contract, describes the amount of premium required to keep your contract in force. Section 5.6, Guaranteed Minimum Death Benefit Option Premium Requirement, describes the amount of premium required to keep the guaranteed minimum death benefit option in force. The actual amount and frequency of premium payments will affect the contract value and the amount and duration of insurance.

2.26  Premium Expense Charges
The premium expense charges are the amounts we deduct from each premium payment. These charges are shown in Section 1, Contract Data.

2.27  Proceeds
The total amount we are obligated to pay under the terms of this contract.

2.28  Reallocation Date
The date the contract value in the money market subaccount is allocated to the subaccounts and to the fixed account based on the net premium payment allocation percentages specified in the application. The reallocation date is 30 days after the allocation date.

2.29  Specified Amount
The total sum insured less any additional insurance amount provided under this contract. The actual death benefit will depend upon the coverage option in effect at the time of death of the last surviving Insured.

2.30  Subaccounts
The division of accounts making up the variable account. The assets of each subaccount are invested in a corresponding portfolio of a designated mutual fund.

2.31  Target Premium
The annual target premium amount is shown in Section 1, Contract Data.

2.32  Tobacco
A rate class that defines an Insured who uses tobacco products in any form during the time period as defined in our underwriting guidelines.

2.33  Total Sum Insured
The total sum insured equals the sum of the specified amount and any additional insurance amount provided under this contract. This amount does not include any additional benefits provided by riders.

2.34  Valuation Day
Each day on which both the New York Stock Exchange and Kansas City Life are open for business.

2.35  Valuation Period
The interval of time commencing at the close of business one valuation day and ending at the close of business on the next succeeding valuation day.

2.36  Variable Account
The Kansas City Life Variable Life Separate Account. This is not part of our general account. The variable account has subaccounts each of which is invested in a corresponding portfolio of a designated mutual fund.

2.37  Variable Account Value
The total value of a contract allocated to subaccounts of the variable account.

2.38  We, Our, Us
Kansas City Life Insurance Company.
Section 2:  Definition of Certain Terms (continued)

2.39   Written Notice
A written notice or notice in a form satisfactory to us, which is signed by the owner and received at the Home Office.

2.40  You, Your
The owner of this contract.  The owner may be someone other than the Insureds'.


Section 3:  Contract Proceeds

3.1  Payment of Proceeds
We will pay the death proceeds to the beneficiary upon receiving proof of death of last surviving Insured while this contract is in force. We may also require proof of death of the Insured who died first. When the proceeds are paid, this contract must be returned to us.

Death proceeds will be increased by any premiums received after the date of death of the last surviving Insured. Death proceeds will be decreased by any unpaid indebtedness.

To the extent permitted by law, proceeds will not be subject to any claims of a beneficiary's creditors.

3.2  Amount of Proceeds Payable at Death
The amount of proceeds payable upon the death of the last surviving Insured is determined according to the coverage option you have elected. The coverage option you elected is shown in Section 1, Contract Data. The death benefit will be the greater of the amount determined by the coverage option you have elected or the corridor death benefit, as described in Section 3.3.

        Coverage Option A
        The death benefit is the total sum insured on the date of death of the last surviving Insured.

        Coverage Option B
        The death benefit is the total sum insured on the date of death of the last surviving Insured, plus the contract value on the date of such death.

        Coverage Option L
        The death benefit will be the sum of:

                (1) the total sum insured on the date of death of the last surviving Insured; plus

                (2) an amount calculated on the last contract anniversary equal to the contract value multiplied by the applicable Option L death benefit percentage shown in Table Two on page 7, less the total sum insured.

3.3  Corridor Death Benefit
The corridor death benefit is calculated by multiplying the contract value on the date of death of the last surviving Insured by the applicable corridor percentage in Table Two as shown in Section 1, Contract Data.

The purpose of the corridor percentages is to ensure that your contract will not be disqualified as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended.

If changes occur in the Internal Revenue Code which would disqualify this contract as a life insurance contract, we reserve the right to amend this contract in order to make it qualify under any new federal income tax laws.

3.4  Guaranteed Minimum Death Benefit Option
The guaranteed minimum death benefit option is only available at issue and is not available if Coverage Option B is elected. If the guaranteed minimum death benefit option has been elected at issue, it will be shown in Section 1, Contract Data. This option guarantees payment of the specified amount upon the death of the last surviving Insured, regardless of this contract's investment performance, provided the cumulative paid premiums equal or exceed the cumulative guaranteed minimum death benefit option premium, plus indebtedness, on each monthly anniversary day. These premiums are defined in Section 5.6, Guaranteed Minimum Death Benefit Option Premium Requirement. The charge for this option is shown in Section 1, Contract Data.

The guaranteed minimum death benefit option, if elected, does not guaranteed the additional insurance amount.

3.5  Proceeds Applied Under Settlement Options
Prior to the death of the last surviving Insured you may elect to apply surrender proceeds under any settlement option described in Section 12, Settlement Options. The amount of proceeds will be equal to the cash surrender value.
Section 3: Contract Proceeds (continued)

3.6  Proceeds Payable Upon Surrender
The proceeds payable upon surrender will be the cash surrender value as defined in Section 8.9, Cash Surrender.

The amount of proceeds payable upon a partial surrender is defined in
Section 8.10, Partial Surrenders.

3.7  Interest on Death Proceeds
We will pay interest on single sum death proceeds from the date of the death of the last surviving Insured until the date of payment. Interest will be at an annual rate determined by us, but never less than the rate required by the state in which this contract is delivered.

Section 4:  General Provisions

4.1  Contract
This contract and application and any supplemental applications are the entire contract. This contract is issued in consideration of the application and payment of the premiums. A copy of any application is attached when this contract is issued and any supplemental applications will be attached to or endorsed on this contract when the supplemental coverage becomes effective.

In the absence of fraud, all statements made in any applications either by you or by the Insureds' will be considered representations and not warranties. Statements may be used to contest a claim or the validity of this contract only if they are contained in an application.

4.2  Incontestability
After this contract has been in force during the Insureds' lifetime for two years from the contract date, we cannot contest this contract, unless this contract lapses as described in Section 5.8, Grace Period for Contract.

Any increase in the additional insurance amount will not be contested after the increase has been in force during the Insureds' lifetime for two years following the effective date of the increase.

4.3  Suicide
If either Insured dies by suicide, while sane or insane, within two years of the contract date, this contract will terminate on the date of such suicide and the amount payable by us will be equal to the contract value less any indebtedness on the date of death.


If either Insured dies by suicide, while sane or insane, within two years after the effective date of any increase in the additional insurance amount, this contract will terminate on the date of such suicide and the amount payable by us associated with such increase will be limited to the cost of insurance for the increase on the date of death.

4.4  Age and Sex
If, while this contract is in force and one or both Insureds are alive, it is determined that the age or sex of either Insured as stated in Section 1, Contract Data is not correct, we will adjust the contract value under this contract. The adjustment to the contract value will be the difference between the following two amounts accumulated at 4% interest annually. The two amounts are:

        (1)     the cost of insurance deductions that have been made; and

        (2)     the cost of insurance deductions that should have been made.

If, after the death of the last surviving Insured and while this contract is in force, it is determined that the age or sex of either Insured as stated in
Section 1, Contract Data is not correct, the death benefit will be the net amount at risk that the most recent cost of insurance deductions at the correct age and sex would have provided plus the contract value on the date of such death.

4.5  Termination of Coverage
Coverage under this contract terminates when any of the following events occur:

(1) you request that coverage terminate;

        (2)     the last surviving Insured dies; or

        (3) this contract lapses, as described in Section 5.8, Grace Period for Contract, and the grace period ends without sufficient premiums being paid.

4.6  Modifications
Upon notice to you, we may modify this contract, but only if such modification is necessary to:

        (1) make this contract or the variable account comply with any law or regulation issued by a governmental agency to which we are subject; or
Section 4:  General Provisions (continued)

        (2) assure continued qualification of this contract under the Internal Revenue Code or other federal or state laws relating to variable life contracts; or

        (3)     reflect a change in the operation of the variable account; or

        (4) provide additional variable account and/or fixed accumulation options.

We reserve the right to modify this contract as necessary to attempt to prevent the contract owner from being considered the owner of the assets of the variable account. In the event of any such modification, we will issue an appropriate endorsement to this contract, if required.

4.7  Nonparticipating
This contract is nonparticipating. It will not participate in any of our profits, losses or surplus earnings.

4.8  Annual Report
At least annually we will send you a report about your contract. The report will show:

        (1)     current total sum insured;

        (2)     current specified amount;

        (3)     current death benefit;

        (4)     contract value;

        (5)     value in the fixed account;

        (6) number of accumulation units, accumulation unit value and total value in each of the subaccounts of the variable account;

        (7)     cash surrender value;

        (8)     partial surrenders since the last report;

        (9)     premiums paid since the last report;

(10)    all deductions since the last report;

(11)    (11)    amount of any indebtedness; and

        (12)    loan repayments, since the last report.

Upon receiving your written request, we will send you a report at any other time during the year.

Section 5:  Premium and Reinstatement Provisions

5.1  Payment
Your first premium must be paid when this contract is delivered. After the first premium has been paid, subsequent premiums may be paid at any time. There is no insurance until the first premium is received by us. All premiums after the first are payable at the Home Office or to a representative authorized to receive premiums. A receipt signed by us will be furnished on request.

5.2  Right to Refund
If we receive a premium payment which affects the tax qualification of this contract as described in Section 7702 of the Internal Revenue Code, as amended, we reserve the right to refund any premium that cause the death benefit of this contract to increase under Section 7702 of the Internal Revenue Code, as amended.

5.3  Planned Premium Payments
The planned annual, semi-annual, quarterly or monthly premium payment is shown in Section 1, Contract Data.

5.4  Amount and Frequency
Planned premiums may be paid annually, semi-annually, quarterly or monthly. You may change the amount and frequency of planned premium payments at any time. However, the actual amount and frequency of premium payments will affect the contract value and the amount and duration of insurance. Each premium payment will be credited by us as described in Section 8, Contract Values.

The premium paid during the first contract year must by equal to or greater than the minimum premium shown in Section 1, Contract Data.

We reserve the right to limit the amount of any increase in planned premium payment.

5.5  Unscheduled Premiums
Unscheduled premiums may be paid at any time. We reserve the right to limit the number and amount of unscheduled premium payments.

5.6 Guaranteed Minimum Death Benefit Option Premium Requirement
The guaranteed minimum death benefit option premium is the amount which guarantees that the guaranteed minimum death benefit option will remain in effect. To determine if the guaranteed Section 5: Premium and Reinstatement Provisions (continued)

minimum death benefit option premium requirement has been met, the cumulative paid premiums must equal or exceed the cumulative guaranteed minimum death benefit option premium, plus indebtedness, on each monthly anniversary day.

The cumulative paid premium is an amount equal to the sum of all premiums paid less the sum of all partial surrenders as described in Section 8.10, Partial Surrenders, each accumulated at an annual effective interest rate of 4% to the date the guaranteed minimum death benefit option premium requirement is tested.

The cumulative guaranteed minimum death benefit option premium equals the sum of the guaranteed minimum death benefit option premium shown in Section 1, Contract Data, paid monthly, accumulated at an annual effective interest rate of 4% from the date of issue up to the date the guaranteed minimum death benefit option premium requirement is tested.

If the guaranteed minimum death benefit option premium requirement is not met, the guaranteed minimum death benefit option is in default. A 61-day notice period begins on the day we mail the notice that the guaranteed minimum death benefit option is in default and the premium required to maintain the guaranteed minimum death benefit option. The default premium will be the amount by which the cumulative guaranteed minimum death benefit option premium plus indebtedness is greater than the cumulative paid premium. The guaranteed minimum death benefit option will terminate if sufficient premium is not paid by the end of the notice period.

If this contract contains an additional insurance amount or other optional benefit riders, then in addition to testing the guaranteed minimum death benefit option premium as outlined above, the contract value will be tested to ensure that this contract is funded at a sufficient level to support the additional insurance amount or other optional benefit riders. On each monthly anniversary day the cash surrender value will be tested to determine if it is sufficient to cover the monthly deductions.
If not, a 61-day notice period begins on the day we mail notice of the default premium amount. The default premium will be equal to the payment which would be sufficient to provide a cash surrender value equal to three monthly deductions. The additional insurance amount and other optional benefit riders will be removed from this contract if payment at least equal to the default premium is not received by the end of the notice period.



5.7  Reactivation of the Guaranteed Minimum Death Benefit Option
The contract owner may apply to have the guaranteed minimum death benefit option reactivated within two years of termination of such option.

Reactivation requires:

(1) a written notice to restore the guaranteed minimum death benefit option;

(2) evidence of insurability of the Insureds satisfactory to us, unless reactivation is requested within one year after the beginning of the notice period; and

(3) payment of the amount by which the cumulative guaranteed minimum death benefit option premium, plus indebtedness, exceeds the cumulative paid premiums on the date of reactivation, as described in Section 5.6, Guaranteed Minimum Death Benefit Option Premium Requirement.

On the monthly anniversary day on which the reactivation takes effect, we will deduct from the contract value any unpaid guaranteed minimum death benefit option charges as described in Section 1, Contract Data. We reserve the right to deny reactivation of the guaranteed minimum death benefit option more than once during the life of this contract.

5.8  Grace Period for Contract
If the guaranteed minimum death benefit option has not been elected or has been removed, a grace period begins if the cash surrender value on a monthly anniversary day will not cover the monthly deduction for the month beginning on that monthly anniversary day.

A 61-day grace period will begin on the day we mail notice of the premium required to keep this contract in force. A total premium sufficient to provide a cash surrender value equal to the next three monthly deductions must be paid during the grace period to keep this contract in force.

This contract will terminate without value if sufficient premium is not paid by the end of the grace period.
Section 5:  Premium and Reinstatement Provisions (continued)

The cash surrender value and monthly deductions are described in Section 8, Contract Values. If the last surviving Insured dies during the grace period, any past due monthly deductions will be deducted from the proceeds.

5.9  Reinstatement of Contract
If the grace period expires without sufficient premiums being paid, this contract may be reinstated within two years after the expiration of the grace period. Your contract cannot be reinstated if it has been surrendered.

Reinstatement is subject to:

        (1) receipt of evidence of insurability of the Insureds satisfactory to us; and

        (2) payment of the premium amount which would have been sufficient to keep this contract from lapsing, as described in Section 5.8, Grace Period for Contract, with 6% interest from the date of lapse; plus

        (3)     payment of three monthly deductions.

If this contract lapses and it is reinstated, we cannot contest the reinstated contract after this contract has been in force during the Insureds' lifetime for two years from the date of the reinstatement application.


Section 6:  Ownership, Assignment and Beneficiary Provisions

6.1  Ownership
The owner is shown in the application or in the last ownership designation filed with us. As owner, you may exercise every right provided by your contract. These rights and privileges end at the death of the last surviving Insured.

The consent of the beneficiary is required to exercise these rights if you have not reserved the right to change the beneficiary.

6.2  Change of Ownership
You may change the ownership of this contract by giving written notice to us at our Home Office. The change will be effective on the date your request was signed but will have no effect on any payment made or other action taken by us before we receive it. We may require that this contract be submitted for endorsement to show the change.

6.3  Assignment
An assignment is a transfer of some or all of your rights under this contract. No assignment will be binding on us unless made in writing and filed at our Home Office. We assume no responsibility for the validity or effect of any assignment.

6.4  Beneficiary
The beneficiary is shown on the application or in the last beneficiary designation filed with us. Death proceeds will be paid to the beneficiary except as provided in this Section.

If any beneficiary dies before the death of the last surviving Insured, that beneficiary's interest will pass to any other beneficiaries according to their respective interests.

If all beneficiaries die before the death of the last surviving Insured, we will pay the death proceeds to you, if living, otherwise to your estate or legal successors.

Unless you have waived the right to do so, you may change the beneficiary by filing a written request in a form satisfactory to us. In order to be effective, the written request for change of beneficiary must be signed while your contract is in force and one or both Insureds are living. The change will be effective on the date your request was signed but will have no effect on any payment made or other action taken by us before we receive it.

The interest of any beneficiary will be subject to:

        (1)     any assignment of this contract which is binding on us; and

        (2) any optional settlement agreement in effect at the death of the last surviving Insured.

6.5  Simultaneous Death of Beneficiary and the Last Surviving Insured
Death proceeds will be paid as though the beneficiary died before the death of the last surviving Insured if:

        (1) the beneficiary dies at the same time as or within 15 days of the death of the last surviving Insured; and

        (2) we have not paid the proceeds to the beneficiary within this 15-day period.

Section 7:  Contract Change Provisions

7.1  Right to Change
You may request the changes provided for in this Section at any time. Your request must be in writing to us at our Home Office.

7.2 Decreases  in Total Sum Insured
The total sum insured may be decreased after the contract has been in force for one year. When a decrease in total sum insured is made, we will first reduce any additional insurance amount remaining and only then reduce the specified amount. If the specified amount is decreased, the guaranteed minimum death benefit option coverage amount will be decreased by the same amount.

Once the total sum insured has been decreased, it cannot be decreased again for the next twelve months. The effective date of decrease will be the monthly anniversary day on or next following the date we receive your application for decrease.

We reserve the right to decline to make any total sum insured decrease that we determine would cause this contract to not qualify as life insurance under applicable tax laws.

We reserve the right to require that the total sum insured remaining in force after any requested decrease may not be less than the Minimum Total Sum Insured shown in Section 1, Contract Data.

A decrease in the total sum insured will not decrease the Target Premium or Guaranteed Minimum Death Benefit Option Premium, as shown in Section 1, Contract Data.

7.3 Increases in Additional Insurance Amount
The additional insurance amount may be increased after the contract has been in force for one year. Once the additional insurance amount has been increased, it cannot be increased again for the next twelve months. The effective date of increase will be the monthly anniversary day on or next following the date we receive and approve your application for increase.

Increases to the additional insurance amount may be made either through scheduled annual increases or requested increases. The maximum additional insurance amount allowed at issue is four times the specified amount. After issue, the additional insurance amount may increase to a maximum of eight times the specified amount through scheduled annual increases.

Scheduled increases to the additional insurance amount, subject to our approval, may be based on a flat amount annual increase or a percentage annual increase, as shown in Section 1, Contract Data. The percentage increase will be based on the specified percentage of the additional insurance amount at the time the scheduled increase occurs. The guaranteed minimum death benefit option will not be available if the additional insurance amount exceeds or is scheduled to exceed the specified amount at issue.

Any requested, unscheduled increase in the additional insurance amount must be at least $25,000, and an application must be submitted. We reserve the right to require satisfactory evidence of insurability.

7.4  Change in Coverage Option
The coverage option can be changed any time after the contract has been in force one year. Once the coverage option has been changed, it cannot be changed again for the next twelve months. Coverage Option L is only available at issue.

If the coverage option is Option B or Option L, it may be changed to Option A. The total sum insured will not change. The effective date of change will be the monthly anniversary day on or next following the date we receive and approve your application for change.

If the coverage option is Option A or Option L, it may be changed to Option B subject to evidence of insurability satisfactory to us. The new total sum insured will be the greater of the total sum insured less the contract value as of the date of change; or $25,000. The effective date of change will be the monthly anniversary day on or next following the date we receive and approve your application for change. If the coverage option is changed to Option B, the guaranteed minimum death benefit option, if in effect, will terminate.

We reserve the right to decline any coverage option change that we determine would cause this contract to not qualify as life insurance under applicable tax laws.

7.5  Changing Your Contract
Any change to your contract that is not provided for in this Section must be approved by us and signed by our President, Vice President, Secretary or Assistant Secretary.

Section 7:  Contract Change Provisions (continued)

An approved change must be endorsed on or attached to your contract. No agent has the authority to make any changes or waive any of the terms of your contract.


Section 8:  Contract Values

8.1  Net Premium
The net premium is the premium payment received less the premium expense charges shown in Section 1, Contract Data.

8.2  Contract Value
As of the contract date the contract value equals:

        (1)     the initial net premium paid; less

        (2) the monthly deductions, as defined in Section 2.19 of this contract.

On any day after the contract date, the contract value is equal to the fixed account value (including the loan account value) plus the variable account value.

8.3  Fixed Account Value
As of the contract date the fixed account value equals:

        (1) the portion of the net premium allocated to the fixed account; less

        (2) the portion of the monthly deduction allocated to the fixed account.

On each valuation day the fixed account value will be equal to:

        A + B + C - D - E - F

"A" is the fixed account value on the preceding valuation day plus interest from the preceding valuation day to the date of calculation.

"B" is the portion of the net premiums allocated to the fixed account and received since the preceding valuation day, plus interest from the date such net premiums were received to the date of calculation.

"C" is the amount of any transfers from the subaccounts to the fixed account since the preceding valuation day, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

"D" is the amount of any transfers from the fixed account, to the subaccounts since the preceding valuation day, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation.

"E" is the amount of any partial surrenders deducted from the fixed account since the preceding valuation day, plus interest on these surrendered amounts from the effective date of the partial surrenders to the date of calculation.

"F" is a pro-rata share of the monthly deductions, as described in Section 8.6, Monthly Deductions, for the month beginning on that monthly anniversary day.

8.4  Interest Rate for Fixed Account Value
The value in the fixed account is guaranteed to accumulate at a minimum effective annual interest rate of 4%. We may credit a rate in excess of 4% while this contract is in force.

The interest rate credited to new deposits can be changed at any time by us. The interest rate credited to funds in the fixed account will not change more often than once each year.

8.5  Variable Account Value
The variable account value is the sum of the values of the subaccounts under this contract.

As of the allocation date the value of each subaccount equals:

        (1) the portion of the initial net premium allocated to the subaccount; less

        (2) the pro-rata share of the monthly deductions and the mortality and expense risk charge allocated to the subaccounts.

8.6  Monthly Deductions
We will make monthly deductions from the contract value on each monthly anniversary day equal to the sum of the following:

        (1) the monthly cost of insurance, as described in Section 8.7, Cost of Insurance;

        (2)     the monthly expense charges, as shown in Section 1, Contract
 Data; and
Section 8:  Contract Values (continued)

        (3) the monthly deductions for optional benefit charges and any additional benefits provided by riders, as shown in Section 1, Contract Data.

8.7  Cost of Insurance
The cost of insurance rates used will not exceed those shown in Table One,
Section 1, Contract Data.

The cost of insurance on any monthly anniversary day is equal to:

                Q x (R - S)/1000

"Q" is the cost of insurance rate (as described in Monthly Cost of Insurance Rates, Section 1, Contract Data.)

"R" is the Insureds' death benefit on that day divided by no less than 1.0032737.

"S" is the contract value, as described in Section 8.2, Contract Value, prior to subtracting the cost of insurance.

8.8  Cost of Additional Benefits Provided by Riders
The cost of additional benefits provided by riders will be shown in
Section 1, Contract Data.

8.9  Cash Surrender
You may surrender this contract for its cash surrender value at any time by submitting a signed request to us.

The cash surrender value of this contract is:

        (1)     the contract value of this contract at the time of surrender;
 less
        (2)     any indebtedness on this contract.

We will also refund any cost of insurance deducted for the period beyond the date of contract surrender.

8.10  Partial Surrenders
At any time before the death of the last surviving Insured, you may surrender a portion of the contract value and have the proceeds paid to you in a lump sum. At the time of the partial surrender we will add the partial surrender fee shown in Section 1, Contract Data, to the partial surrender amount. The minimum partial surrender requested must be for at least $500. The maximum partial surrender is the cash surrender value, less $300. We will deduct the partial surrender amount from the contract value on the day written notice for the partial surrender is received at our Home Office.


We will pay you the amount requested and cancel units equal to the amount surrendered from the subaccounts and/or the fixed account according to your instructions. If you provide no instructions, the partial surrender amount will be deducted from the subaccounts and/or the fixed account on a pro-rata basis. In the event that the partial surrender amount exceeds the subaccount(s) value and/or the fixed account value, we will process the partial surrender for the amount available and contact you for further instructions.

Under Options A and L, the contract value will be reduced by the partial surrender amount. The total sum insured will be reduced by the partial surrender amount minus the excess, if any, of the death benefit at the time the partial surrender is made, over the total sum insured at the time the partial surrender is made.

However, if the partial surrender amount is less than or equal to the excess of the death benefit over the total sum insured, the total sum insured will not be reduced.

Under Option B, the contract value will be reduced by the partial surrender amount.

We reserve the right to reject a partial surrender request if:

(1) the partial surrender would reduce the total sum insured below the minimum total sum insured as shown in Section 1, Contract Data; or

(2) the partial surrender would cause the contract to fail to qualify as a life insurance contract under applicable tax laws.

Certain federal income tax consequences may apply to partial surrenders from this contract. Therefore, you should consult with your tax advisor before requesting any partial surrenders.

8.11  Time Period for Payment
Any partial surrender, cash surrender value, loan or death benefit will usually be paid within seven days of receiving your written notice in our Home Office, or receipt and filing of due proof of death the Insureds. However, we have the right to suspend or delay the date of any surrender, partial surrender, loan or death benefit payment from the subaccounts for any period during which:
Section 8:  Contract Values (continued)

        (1) the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock exchange is restricted as determined by the Securities and Exchange Commission; or

        (2) the Securities and Exchange Commission permits by an order the postponement for the protection of contract owners; or

        (3) the Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the variable account or the determination of the value of the variable account's net assets not reasonably practicable.

For any surrender, partial surrender, loan or transfer from the fixed account, we have the right to postpone making a payment to you for not more than six months from the date of written notice. If payment is not made within 30 days after receipt of documentation necessary to complete the transaction, or such shorter period required by a particular jurisdiction, interest will be added to the amount paid from the date of receipt of documentation at 4% or such higher rate required for a particular state.

8.12  Extended Term Insurance
If your contract lapses, as described in Section 5.8, Grace Period for Contract, the cash surrender value will be applied to continue the total sum insured and any additional benefits provided by riders for a portion of the next month.

The amount of extended term insurance is determined according to the coverage option in effect as of the date insurance is extended under this option.

8.13  Basis of Computation
Reserves are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Tables, age last birthday at 4.5% per year. Reserves will never be less than those provided for using the Commissioners Reserve Valuation Method.

Guaranteed fixed account values and reserves under this contract are equal to, or greater than, the minimum values required by law of the state in which your contract is delivered. Where required, a detailed statement of the method of computing these values has been filed with the insurance department of that state.

The guaranteed fixed account values are based on the minimum guaranteed interest rate as stated in Section 8.4, Interest Rate for Fixed Account Value, and the guaranteed cost of insurance rates as shown in Table One,
Section 1, Contract Data.

Section 9:  Loan Provisions

9.1  Contract Loans
You may obtain a contract loan by submitting a signed request to us. This contract assigned to us is the only security needed.

When a loan is made, an amount equal to the loan will be transferred from the fixed and variable accounts and transferred to the loan account. The loan account is part of the fixed account, which is part of our general account. If allocation instructions are not specified in your loan application, the loan will be withdrawn pro rata from all subaccounts of the variable account having subaccount values and from the fixed account.

Amounts transferred to the loan account do not participate in the investment experience of the fixed or variable account from which they were withdrawn. Amounts in the loan account will earn interest at the minimum guaranteed effective annual interest rate of 4.0% per year. Different interest rates may be applied to the loan account than the fixed account. Any interest credited on loaned amounts will remain in the fixed account.

You may repay your contract loan in full or in part while your contract is in force prior to the death of the last surviving Insured. Repayments must be clearly marked as "loan repayments" or they will be credited as premiums. Each loan repayment will result in a transfer of an amount equal to the loan repayment from the loan account to the fixed and/or variable account. Your current premium allocation schedule will be used to allocate the loan repayments. We reserve the right to not accept partial loan repayments for amounts less than $50.

A loan that exists at the end of the grace period may not be repaid unless this contract is reinstated.

9.2  Amount of Loan Available
The amount of loan available will be equal to the cash surrender value of this contract less any loan interest to the next contract anniversary.
Section 9: Loan Provisions (continued)

9.3  Loan Interest
Interest will be charged on a contract loan from the date of the loan at the rate of 6% per year. We may establish a lower rate for any period for which the contract loan is outstanding.

Interest is payable at the end of each contract year and on the date the loan is repaid. If interest is not received by the contract anniversary, we will transfer the accrued loan interest from the fixed and variable accounts to the loan account on a pro rata basis.

9.4  Indebtedness
Indebtedness means all unpaid contract loans and accrued loan interest. Any outstanding indebtedness will be deducted from the contract proceeds.

Your contract is terminated whenever your cash surrender value is no longer positive. We will mail notice to your last known address recorded with us and to the holder of any assignment of record at least 31 days before such termination.

Section 10:  The Variable Account

10.1  General Description
The name of the variable account is the Kansas City Life Variable Life Separate Account. The income, gains and losses, whether or not realized, from assets allocated to the variable account are credited or charged against the variable account without regard to our other income, gains or losses. The portion of the assets of the variable account equal to the reserves and other contract liabilities with respect to the variable account will not be chargeable with liabilities arising out of any other business we may contract.

The assets of the variable account are segregated by investment options, thus establishing a series of subaccounts within the variable account.

When permitted by law, we reserve the right to:

        (1)     create new separate accounts;

        (2)     combine separate accounts;

        (3) remove, combine or add subaccounts and make the new subaccounts available to you at our discretion;

        (4) substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

        (5)     add new portfolios to the funds;

        (6) deregister the variable account under the Investment Company Act of 1940 if registration is no longer required;

        (7) make any changes required by the Investment Company Act of 1940; and

        (8) operate the variable account as a managed investment company under the investment Company Act of 1940 or any other form permitted by law.

If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

10.2  Subaccounts
The subaccounts are separate investment accounts. They are named in
Section 1, Contract Data.

The subaccount values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within the subaccount.

The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit value.

The number of accumulation units to be purchased or redeemed in a transaction is found by dividing:

        (1)     the dollar amount of the transaction; by

        (2) the subaccount's unit value for the valuation period for that transaction.

The number of units in any subaccount will be increased at the end of the valuation period by any net premiums allocated to the subaccount during the current valuation period and by any transfers to the subaccount from another subaccount or from the fixed account during the current valuation period. The number of units in any subaccount will be decreased at the end of the valuation period by any amounts transferred from the subaccount to another subaccount or the fixed account or surrendered during the current valuation period. The number of units in any subaccount will also be reduced on each monthly anniversary day by a pro-rata share of the monthly Section 10: The Variable Account (continued)deduction. The monthly deduction will reduce the subaccount units in proportion to each subaccount's value to the entire contract value.

The value of an accumulation unit for each of the subaccounts has been arbitrarily set at $10 when the first investments were bought. The value for any later valuation period is equal to:

                                A  x  B

"A" is equal to the subaccount's accumulation unit value for the end of the immediately preceding valuation day.

"B" is equal to the net investment factor for the most current valuation day.

The net investment factor equals:

                                X     -      Z
                                Y

"X" equals the sum of:

        (1) the net asset value per accumulation unit held in the subaccount at the end of the current valuation day; plus

        (2) the per accumulation unit amount of any dividend, or capital gain distribution on shares held in the subaccount during the current valuation day; less

        (3) the per accumulation unit amount of any capital loss distribution on shares held in the subaccount during the current valuation day; less

        (4) the per accumulation unit amount of any taxes or any amount set aside during the valuation day as a reserve for taxes.

"Y" equals the net asset value per accumulation unit held in the subaccount as of the end of the immediately preceding valuation day.

"Z" equals the charges deducted from the subaccount on each valuation day for the mortality and expense risk charge.


The mortality and expense risk charge is deducted from each of the subaccounts on each valuation day and compensates us for assuming the mortality and expense risks under this contract. These charges are shown in
Section 1, Contract Data.

The net investment factor may be greater, less than or equal to one. Therefore, the value of the subaccount may increase, decrease or remain the same.

10.3  Allocations
This contract provides investment options for the amount in the contract value. The initial premium allocation percentages are indicated in the application for this contract, a copy of which is attached. These percentages will also apply to subsequent premium allocations until you change them.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

We reserve the right to limit the number of subaccount allocations in effect at any one time.

On the allocation date the contract value will be allocated to the money market subaccount. Any subsequent premiums that are received from this time until the reallocation date, will also be allocated to the money market subaccount. On the reallocation date, contract value in the money market subaccount will be allocated to the subaccounts and to the fixed account based on the premium payment allocation percentages in the contract application. After the reallocation date, planned periodic premiums and unscheduled premiums will be allocated as requested on the valuation day they are received by the Home Office.


Section 11:  Transfer Privilege

11.1  Transfer Fees
Six transfers per year may be made from subaccounts and the fixed account free of charge. Any unused free transfers do not carry over to the next contract year. Any additional transfers during a contract year will be charged a $25 transfer fee. For the purpose of assessing a fee, each written request or telephone request is considered to be one transfer. The processing fee will be deducted from the amount being transferred, or from the remaining contract value, according to your instructions.
Section 11: Transfer Privileges (continued)

11.2  Transfers From Subaccounts
After the right to examine period, you may transfer all or a part of an amount from the value in any subaccount of the variable account to one or more of the subaccounts of the variable account or to the fixed account. The minimum amount that you may transfer is the lesser of:

        (1)     $250; or

        (2)     the total value in that subaccount on that date.

Any transfer that would reduce the amount in a subaccount below $250 will be treated as a transfer request for the entire amount in that subaccount.

A transfer fee may apply as described in Section 11.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.

11.3  Transfers From The Fixed Account
At your request you may also transfer an amount from the unloaned value in the fixed account to one or more subaccounts of the variable account. We must receive the request in writing or other form acceptable to us. Only one transfer may be made from the fixed account each contract year. Transfers will only be made if the amount requested is not more than 25% of the unloaned value in the fixed account.

We will not transfer more than 25% of the unloaned fixed account value, unless the balance after the transfer is less than $250, in which case the entire amount will be transferred.

A transfer fee may apply as described in Section 11.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.


Section 12:  Settlement Options

12.1  Payment Options
You may apply proceeds of $2,000 or more which are payable under this contract to any of the following options:


        Option 1.  Interest Payments
        We will make interest payments to the payee annually or monthly as elected. Interest on the proceeds will be paid at the guaranteed rate of 3.0% per year and may be increased by additional interest paid annually. The proceeds and any unpaid interest may be withdrawn in full at any time.

        Option 2.  Installments of a Specified Amount
        We will make annual or monthly payments until the proceeds plus interest are fully paid. Interest on the proceeds will be paid at the guaranteed rate of 3.0% per year and may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time.

        Option 3.  Installments For a Specified Period
        Payment of the proceeds may be made in equal annual or monthly payments for a specified number of years. Interest on the proceeds will be paid at the guaranteed rate of 3.0% per year and may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time. The amount of each payment is shown in Table A.

        Option 4.  Life Income
        We will pay an income during the payee's lifetime. A minimum guaranteed payment period may be chosen. Payments received under the Installment Refund Option will continue until the total income payments received equal the proceeds applied. The amount of each payment is shown in Table B.

        Option 5.  Joint and Survivor Income
        We will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living. The minimum guaranteed payment period will be ten years. The amount of each payment is shown in Table C.

If the payout rates in use by us at the time proceeds become payable are more favorable than those shown in Options 4 and 5, we will provide a life income using the more favorable rates.

These options are supported by our general account. The payments will not reflect the investment experience of the variable account.
Section 12:  Settlement Options (continued)

12.2  Payee
The payee is the person receiving proceeds under a settlement option. The payee can be you, an Insured or a beneficiary. We will require satisfactory proof of the payee's age under Options 4 and 5.

The contingent payee is the person named to receive proceeds if the payee is not alive.

12.3  Minimum Payments
The payment under any settlement option must be at least $50. We may make payments less frequently so that each payment is at least $50.

12.4  Choice of Options
You may choose an option by written notice during one or both Insureds lifetime. If a settlement option is not in effect at the death of the last surviving Insured, a choice may be made by the beneficiary.

12.5  Availability of Options
We reserve the right to restrict these options if you designate an executor, administrator, trustee, corporation, partnership or association as the payee.

12.6  Operative Date
The first payment will be payable on the payment mode following the date proceeds become payable.


12.7  Death of Payee
At the death of the payee, any payments remaining will be paid according to the terms of the settlement option chosen, unless the contingent payee elects in writing to receive the present value of any remaining guaranteed payments in a single sum.

If a contingent payee has not been named or does not survive the payee, the following amounts will be paid in one sum to the estate of the payee:

        (1)     any amount left on deposit under Option 1; and

        (2) the present value of any remaining guaranteed payments under Options 2 through 5.

If you have not named a contingent payee, or if every contingent payee named by you dies before the payee, you may, by written notice to us, name a new contingent payee. The new contingent payee will receive any amount that would otherwise have been payable to the payee's estate.

12.8  Claims of Creditors
To the extent permitted by law, proceeds will not be subject to any claims of a payee's creditors. TABLE A - INSTALLMENT OPTION*
        for Each $1,000 of Proceeds Applied
Term of
Years
Annual
Monthly
1     $1000.00 $84.47
2       507.39  42.86
3       343.23  28.99
4       261.19  22.06
5       211.99  17.91

6       179.22  15.14
7       155.83  13.16
8       138.31  11.68
9       124.69  10.53
10      113.82  9.61
11      $104.93 $8.86
12      97.54   8.24
13      91.29   7.71
14      85.95   7.26
15      81.33   6.87

16      77.29   6.53
17      73.74   6.23
18      70.59   5.96
19      67.78   5.73
20      65.26   5.51
21     $62.98  $5.32
22      60.92   5.15
23      59.04   4.99
24      57.33   4.84
25      55.76   4.71

26      54.31   4.59
27      52.97   4.47
28      51.74   4.37
29      50.60   4.27
30      49.53   4.18


        TABLE B - LIFE INCOME OPTIONS*
        Monthly Income for Each $1,000 of Proceeds Applied




Age     MALE
Minimum Guaranteed Payment Period


None
120
Months
240
Months  Install-ment
Refund
50     $4.23   $4.19   $4.06   $4.05
51      4.31    4.26    4.11    4.11
52      4.38    4.33    4.17    4.17
53      4.46    4.40    4.22    4.23
54      4.55    4.48    4.28    4.29

55      4.63    4.56    4.33    4.36
56      4.73    4.65    4.39    4.43
57      4.83    4.74    4.45    4.51
58      4.94    4.83    4.51    4.59
59      5.05    4.93    4.57    4.67

60      5.17    5.04    4.63    4.75
61      5.30    5.15    4.69    4.85
62      5.44    5.27    4.75    4.94
63      5.60    5.39    4.81    5.04
64      5.76    5.52    4.86    5.15

65      5.93    5.65    4.92    5.26
66      6.12    5.79    4.97    5.37
67      6.32    5.94    5.02    5.50
68      6.53    6.09    5.06    5.62
69      6.76    6.24    5.11    5.76

70      7.00    6.40    5.14    5.90
71      7.26    6.56    5.18    6.04
72      7.53    6.72    5.21    6.20
73      7.83    6.88    5.24    6.36
74      8.15    7.05    5.26    6.53

75      8.49    7.22    5.28    6.70




Age     FEMALE
Minimum Guaranteed Payment Period


None
120
Months
240
Months  Install-
ment
Refund
50     $3.89   $3.87   $3.81   $3.80
51      3.95    3.93    3.86    3.84
52      4.01    3.98    3.91    3.89
53      4.07    4.04    3.96    3.95
54      4.13    4.11    4.01    4.00

55      4.20    4.17    4.07    4.06
56      4.28    4.24    4.12    4.12
57      4.36    4.32    4.18    4.18
58      4.44    4.40    4.24    4.25
59      4.53    4.48    4.30    4.32

60      4.63    4.57    4.37    4.39
61      4.73    4.66    4.43    4.47
62      4.84    4.76    4.50    4.55
63      4.95    4.86    4.56    4.64
64      5.08    4.97    4.63    4.73

65      5.21    5.09    4.69    4.83
66      5.35    5.21    4.76    4.93
67      5.50    5.34    4.82    5.04
68      5.66    5.47    4.88    5.15
69      5.84    5.61    4.94    5.27

70      6.02    5.76    5.00    5.39
71      6.23    5.92    5.05    5.53
72      6.45    6.08    5.10    5.67
73      6.70    6.25    5.14    5.81
74      6.96    6.43    5.18    5.97

75      7.24    6.61    5.22    6.14


        TABLE C - JOINT AND SURVIVOR OPTION*
        Monthly Income - Ten Year Guaranteed Payment Period
        for Each $1,000 of Proceeds Applied
Male    Female Age
Age     50      55      60      65      70      75
50      $3.31   $3.37   $3.43   $3.49   $3.53   $3.56
55              3.47    3.55    3.63    3.70    3.76
60                      3.68    3.80    3.91    4.00
65                              3.97    4.15    4.31
70                                      4.41    4.68
75                                              5.08
*Amounts not shown for available options will be furnished on request.

Flexible Premium Variable
Survivorship Life Insurance
Contract - Nonparticipating

Adjustable death benefit. Death proceeds payable at death of the last surviving Insured. Flexible premiums payable until the death of the last surviving Insured.

If you have any questions concerning this contract or if anyone suggests that you change or replace this contract, please contact your Kansas City Life agent or the Home Office of the Company.

1.A.(8)(d)

                  FUND PARTICIPATION AGREEMENT


This Agreement is entered into as of the day of _________, 1997, between KANSAS CITY LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Missouri ("Insurance Company"), and each of DREYFUS VARIABLE
INVESTMENT FUND, THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND,
INC. and DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS
STOCK INDEX FUND) (each a "Fund").

                           ARTICLE I                           1.
                          DEFINITIONS

1.1 "Act" shall mean the Investment Company Act of 1940, as amended.

1.2 "Board" shall mean the Board of Directors or Trustees, as the case may be, of a Fund, which has the responsibility for management and control of the Fund.

1.3 "Business Day" shall mean any day for which a Fund calculates net asset value per share as described in the Fund's Prospectus.

1.4  "Commission" shall mean the Securities and Exchange
     Commission.

1.5 "Contract" shall mean a variable annuity or life insurance contract that uses any Participating Fund (as defined below) as an underlying investment medium. Individuals who participate under a group Contract are "Participants."

1.6 "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company (as defined below).

1.7 "Disinterested Board Members" shall mean those members of the Board of a Fund that are not deemed to be "interested persons" of the Fund, as defined by the Act.

1.8 "Dreyfus" shall mean The Dreyfus Corporation and its affiliates, including Dreyfus Service Corporation.

1.9  "Participating Companies" shall mean any insurance company
     (including Insurance Company) that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with one or more of the Funds.

1.10 "Participating Fund" shall mean each Fund, including, as applicable, any series thereof, specified in Exhibit A, as such Exhibit may be amended from time to time by agreement of the parties hereto, the shares of which are available to serve as the underlying investment medium for the aforesaid Contracts.

1.11 "Prospectus" shall mean the current prospectus and statement of additional information of a Fund, as most recently filed with the Commission.

1.12 "Separate Account" shall mean each of Kansas City Life
     Variable Annuity Separate Account and Kansas City Life
     Variable Universal Life Separate Account, each of which is a separate account established by Insurance Company in accordance with the laws of the State of Missouri.

1.13 "Software Program" shall mean the software program used by a Fund for providing Fund and account balance information including net asset value per share. Such Program may include the Lion System. In situations where the Lion System or any other Software Program used by a Fund is not available, such information may be provided by telephone. The Lion System shall be provided to Insurance Company at no charge.

1.14 "Insurance Company's General Account(s)" shall mean the general account(s) of Insurance Company and its affiliates that invest in a Fund.

                           ARTICLE II                          2.
                        REPRESENTATIONS

2.1 Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Account pursuant to the Missouri Insurance Code for the purpose of offering to the public certain individual and group variable annuity and life insurance contracts; (c) it has registered the Separate Account as a unit investment trust under the Act to serve as the segregated investment account for the Contracts; and (d) the Separate Account is eligible to invest in shares of each Participating Fund without such investment disqualifying any Participating Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

2.2 Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933, as amended ("1933 Act"); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and
     (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company agrees to notify each Participating Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Participating Fund.

2.3 Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company's General Account and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4 Each Participating Fund represents that it is registered with the Commission under the Act as an open-end, management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Participating Fund to operate and offer its shares as an underlying investment medium for Participating Companies. Each Participating Fund represents that its investment policies, fees, operations and expenses are, and at all times will be, in compliance with applicable federal and state securities laws.

2.5 Each Participating Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify each Participating Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a "modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.7 Each Participating Fund agrees that its assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code.

2.8 Insurance Company agrees that each Participating Fund shall be permitted (subject to the other terms of this Agreement) to make its shares available to other Participating Companies and Contractholders.

2.9 Each Participating Fund represents and warrants that any of its directors, trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Participating Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. Each Participating Fund represents and warrants that it is covered (along with certain other named parties) by a directors and officers/errors and omissions insurance policy in an amount, as of the date of this Agreement, of $100 million.

2.10 Insurance Company represents and warrants that all of its employees and agents who deal with the money and/or securities of each Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by the Participating Fund. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 Insurance Company agrees that The Dreyfus Corporation and
     Dreyfus Service Corporation shall each be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.

                          ARTICLE III                          3.
                          FUND SHARES

3.1 The Contracts funded through the Separate Account will provide for the investment of certain amounts in shares of each Participating Fund.

3.2 Each Participating Fund agrees to make its shares available for purchase at the then applicable net asset value per share by Insurance Company and the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, each Participating Fund may refuse to sell its shares to any person, or suspend or terminate the offering of its shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of its Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the Participating Fund's shareholders.

3.3 Each Participating Fund agrees that shares of the Participating Fund will be sold only to (a) Participating Companies and their separate accounts or (b) "qualified pension or retirement plans" as determined under Section 817(h)(4) of the Code. Except as otherwise set forth in this Section 3.3, no shares of any Participating Fund will be sold to the general public.

3.4 Each Participating Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per-share basis to Insurance Company by 6:00 p.m. Eastern time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day's net asset value per share.

3.5 By the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the unit values of the Separate Account for the day. Using this unit value, Insurance Company will process the day's Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of each Participating Fund's shares that will be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders will be transmitted to each Participating Fund by Insurance Company by 11:00 a.m. Eastern time on the Business Day next following Insurance Company's receipt of that information. Subject to Sections 3.6 and 3.8, all purchase and redemption orders for Insurance Company's General Accounts shall be effected at the net asset value per share of each Participating Fund next calculated after receipt of the order by the Participating Fund or its Transfer Agent.

3.6 Each Participating Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Participating Fund shares for the Separate Account. Each Participating Fund will execute orders at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent ("effective trade date"), provided that the Participating Fund receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the purchase of Participating Fund shares, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value per share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and
     Section 3.8.

3.7 Insurance Company will make its best efforts to notify each applicable Participating Fund in advance of any unusually large purchase or redemption orders.

3.8 If Insurance Company's order requests the purchase of a Participating Fund's shares, Insurance Company will pay for such purchases by wiring Federal Funds to the Participating Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall make all reasonable efforts to transmit to the applicable Participating Fund payment in Federal Funds by 12:00 noon Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to
     Section 3.5. Each applicable Participating Fund will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if the Participating Fund receives payment in Federal Funds by 12:00 midnight Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5.
     If payment in Federal Funds for any purchase is not received or is received by a Participating Fund after 12:00 noon Eastern time on such Business Day, Insurance Company shall promptly, upon each applicable Participating Fund's request, reimburse the respective Participating Fund for any charges, costs, fees, interest or other expenses incurred by the Participating Fund in connection with any advances to, or borrowings or overdrafts by, the Participating Fund, or any similar expenses incurred by the Participating Fund, as a result of portfolio transactions effected by the Participating Fund based upon such purchase request. If Insurance Company's order requests the redemption of any Participating Fund's shares valued at or greater than $1 million dollars, the Participating Fund will wire such amount to Insurance Company within seven days of the order.

3.9 Each Participating Fund has the obligation to ensure that its shares are registered with applicable federal agencies at all times.

3.10 Each Participating Fund will confirm each purchase or redemption order made by Insurance Company. Transfer of Participating Fund shares will be by book entry only. No share certificates will be issued to Insurance Company. Insurance
     Company will record shares ordered from a Participating Fund in an appropriate title for the corresponding account.

3.11 Each Participating Fund shall credit Insurance Company with the appropriate number of shares.

3.12 On each ex-dividend date of a Participating Fund or, if not a Business Day, on the first Business Day thereafter, each Participating Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per share. All dividends and capital gains shall be automatically reinvested in additional shares of the applicable Participating Fund at the net asset value per share on the ex-dividend date. Each Participating Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of shares so issued.

                           ARTICLE IV                          4.
                     STATEMENTS AND REPORTS

4.1 Each Participating Fund shall provide monthly statements of account as of the end of each month for all of Insurance
     Company's accounts by the fifteenth (15th) day of the following month.

4.2  Each Participating Fund shall distribute to Insurance
     Company copies of the Participating Fund's Prospectuses (in hard copy, camera ready form or on diskette, as specified by Insurance Company), proxy materials, notices, periodic reports and other printed materials (which the Participating Fund customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant.

4.3 Each Participating Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Participating Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.4 Insurance Company will provide to each Participating Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Separate Account, contemporaneously with the filing of such document with the Commission.
4.5
                           ARTICLE V                           5.
                            EXPENSES

5.1 The charge to each Participating Fund for all expenses and costs of the Participating Fund, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the Participating Fund's daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Participating Fund's Prospectus. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

5.2 Except as provided in this Article V and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of any Participating Fund or expenses relating to the distribution of its shares. Insurance Company shall pay the following expenses or costs:

     a.   Such amount of the production expenses of any Participating
          Fund materials, including the cost of printing a Participating Fund's Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants as Dreyfus and Insurance Company shall agree from time to time.

     b. Distribution expenses of any Participating Fund materials or marketing materials for prospective Insurance Company
          Contractholders and Participants.

     c. Distribution expenses of any Participating Fund materials or marketing materials for Insurance Company Contractholders and Participants.

     Except as provided herein, all other expenses of each Participating Fund shall not be borne by Insurance Company.

                           ARTICLE VI                          6.
                           EXEMPTIVE RELIEF
6.1  Insurance Company has reviewed a copy of the order dated
     December 23, 1987 of the Securities and Exchange Commission under
     Section 6(c) of the Act with respect to Dreyfus Variable Investment Fund and a copy of the order dated August 23, 1989 of the Securities and Exchange Commission under Section 6(c) of the Act with respect to Dreyfus Life and Annuity Index Fund, Inc. and, in particular, has reviewed the conditions to the relief set forth in each related Notice. As set forth therein, if Dreyfus Variable Investment Fund or Dreyfus Life and Annuity Index Fund, Inc. is a Participating Fund, Insurance Company agrees, as applicable, to report any potential or existing conflicts promptly to the respective Board of Dreyfus Variable Investment Fund and/or Dreyfus Life and Annuity Index Fund, Inc. and, in particular, whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting each applicable Board in carrying out its responsibilities under such application. Insurance Company agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

     The Dreyfus Socially Responsible Growth Fund, Inc., if it is a Participating Fund, shall furnish Insurance Company with a copy of its application for an order of the Securities and Exchange Commission under Section 6(c) of the Act for mixed and shared funding relief, and the notice of such application and order when issued by the SEC. Insurance Company agrees to comply with the conditions on which such order is issued, including reporting any potential or existing conflicts promptly to the Board of The Dreyfus Socially Responsible Growth Fund, Inc., and in particular whenever Contractholder voting instructions are disregarded, to the extent such conditions are not materially different from the conditions of the mixed and shared funding relief obtained by Dreyfus Variable Investment Fund and Dreyfus Life and Annuity Index Fund, Inc., respectively; and recognizes that it shall be responsible for assisting the Board of The Dreyfus Socially Responsible Growth Fund, Inc. in carrying out its responsibilities in connection with such order. Insurance Company agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2  If a majority of the Board, or a majority of Disinterested
     Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice to all Participating Companies and any other Participating Fund. If the Board determines that Insurance Company is responsible for causing or creating said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

     a. Withdrawing the assets allocable to the Separate Account from the Participating Fund and reinvesting such assets in another Participating Fund (if applicable) or a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders; and/or

     b.   Establishing a new registered management investment company.

6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be required, at the Board's election, to withdraw the investments of the Separate Account in that Participating Fund.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by Insurance Company taken or omitted, and no action by the Separate Account or any Participating Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI, shall relieve Insurance
     Company of its obligations under, or otherwise affect the operation of, Article V.

                          ARTICLE VII                          7.
              VOTING OF PARTICIPATING FUND SHARES

7.1 Each Participating Fund shall provide Insurance Company with copies, at no cost to Insurance Company, of the Participating Fund's proxy material, reports to shareholders and other communications to shareholders in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants.

     Insurance Company shall:

     (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

     (b) vote the Participating Fund shares in accordance with instructions received from Contractholders or Participants; and

     (c) vote the Participating Fund shares for which no instructions have been received in the same proportion as Participating Fund shares for which instructions have been received.

     Insurance Company agrees at all times to vote its General Account shares in the same proportion as the Participating Fund shares for which instructions have been received from Contractholders or Participants.
     Insurance Company further agrees to be responsible for assuring that voting the Participating Fund shares for the Separate Account is conducted in a manner consistent with other Participating Companies.

7.2 Insurance Company agrees that it shall not, without the prior written consent of each applicable Participating Fund and Dreyfus, solicit, induce or encourage Contractholders to
     (a) change or supplement the Participating Fund's current investment adviser or (b) change, modify, substitute, add to or delete from the current investment media for the Contracts.


                         ARTICLE VIII                          8.
                 MARKETING AND REPRESENTATIONS

8.1 Each Participating Fund or its underwriter shall periodically furnish Insurance Company with the following documents, in quantities as Insurance Company may reasonably request:

     a.   Current Prospectus and any supplements thereto; and

     b.   Other marketing materials.

     Expenses for the production of such documents shall be borne by Insurance Company in accordance with Section 5.2 of this Agreement.

8.2 Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 Insurance Company shall furnish, or shall cause to be furnished, to each applicable Participating Fund or its designee, each piece of sales literature or other promotional material in which the Participating Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Participating Fund or its designee approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Each applicable Participating Fund or its designee, as the case may be, shall use all reasonable efforts to respond within ten days of receipt.

8.4 Insurance Company shall not give any information or make any representations or statements on behalf of a Participating Fund or concerning a Participating Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus of, as may be amended or supplemented from time to time, or in reports or proxy statements for, the applicable Participating Fund, or in sales literature or other promotional material approved by the applicable Participating Fund.

8.5 Each Participating Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Participating Fund's sales literature or other promotional material in which Insurance Company, including its affiliated broker-dealer, or the Separate Account is named, at least fifteen Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

8.6 Each Participating Fund shall not, in connection with the sale of Participating Fund shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. rules, the Act or the 1933 Act.

                          ARTICLE IX                           9.
                        INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless each Participating Fund, Dreyfus, each respective Participating Fund's investment adviser and sub-investment adviser (if applicable), each respective Participating Fund's distributor, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund or with respect to the Separate Account or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the respective Participating Fund) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which the respective Participating Fund's shares are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the respective Participating Fund's shares; (iv) arise out of Insurance Company's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with written information furnished to Insurance Company by the respective Participating Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

9.2 Each Participating Fund severally agrees to indemnify and hold harmless Insurance Company, its affiliated broker-dealer, and each of their directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)
     (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; or (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to Insurance Company by the respective Participating Fund; and the respective Participating Fund will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the respective Participating Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the respective Participating Fund by Insurance Company specifically for use therein. This indemnity agreement will be in addition to any liability which the respective Participating Fund may otherwise have.

9.3 Each Participating Fund severally shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the respective Participating Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the respective Participating Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company.

9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

     A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX. The provisions of this Article IX shall survive termination of this Agreement.

9.5 Insurance Company shall indemnify and hold each respective Participating Fund, Dreyfus and sub-investment adviser of the Participating Fund harmless against any tax liability incurred by the Participating Fund under Section 851 of the Code arising from purchases or redemptions by Insurance Company's General Accounts or the account of its affiliates.

                           ARTICLE X                          10.
                  COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2 This Agreement shall terminate without penalty:

     a.   As to any Participating Fund, at the option of Insurance
          Company or the Participating Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the respective Participating Fund and Insurance Company;

     b.   As to any Participating Fund, at the option of Insurance
          Company, if shares of that Participating Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said termination to be effective ten days after receipt of notice unless the Participating Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

     c.   As to a Participating Fund, at the option of Insurance
          Company, upon the institution of formal proceedings against that Participating Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair that Participating Fund's ability to meet and perform the Participating Fund's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurance Company with said termination to be effective upon receipt of notice;

     d. As to a Participating Fund, at the option of each Participating Fund, upon the institution of formal proceedings against Insurance Company by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Participating Fund's reasonable judgment, materially impair Insurance Company's ability to meet and perform Insurance Company's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by such Participating Fund with said termination to be effective upon receipt of notice;

     e. As to a Participating Fund, at the option of that Participating Fund, if the Participating Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of that Participating Fund or Dreyfus, such Participating Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Participating Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

     f. As to a Participating Fund, upon termination of the Investment Advisory Agreement between that Participating Fund and Dreyfus or its successors unless Insurance Company specifically approves the selection of a new Participating Fund investment adviser after having been given a reasonable opportunity to do so. Such Participating Fund shall promptly furnish notice of such termination to Insurance Company;

     g. As to a Participating Fund, in the event that Participating Fund's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately as to that Participating Fund only upon such occurrence without notice;

     h. At the option of a Participating Fund upon a determination by its Board in good faith that it is no longer advisable and in the best interests of shareholders of that Participating Fund to continue to operate pursuant to this Agreement. Termination pursuant to this Subsection (h) shall be effective upon notice by such Participating Fund to Insurance Company of such termination;

     i. At the option of a Participating Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if such Participating Fund reasonably believes that the Contracts may fail to so qualify;

     j. At the option of any party to this Agreement, if another party shall breach any material provision of this Agreement and such breach continues to be unremedied for a period of thirty days after the receipt of written notice specifying such breach. The right to cure a breach of a material provision of this Agreement pursuant to this paragraph will not be available, and this Agreement shall terminate immediately at the option of the non-breaching party, with respect to a second breach of the same or a substantially similar material provision of this Agreement within any six month period after notice of the cure of the initial breach;

     k. At the option of a Participating Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

     l. Upon assignment of this Agreement, unless made with the written consent of every other non-assigning party.

     m.   As to a Participating Fund, at the option of Insurance
          Company, if Insurance Company shall determine, in its sole judgment reasonably exercised in good faith, that the Participating Fund has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of Insurance Company, in which case Insurance Company shall notify the Participating Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Participating Fund and any other changes in circumstances since the giving of such notice, such determination of Insurance Company shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination.

          n. As to a Participating Fund, if the Participating Fund fails to qualify as a regulated investment company under Subchapter M of the Code, or fails to manage and invest in a manner that complies with the requirements of Section 817(h) of the Code.

     Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2f or 10.2k herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

10.3 Notwithstanding any termination of this Agreement pursuant to Section 10.2 hereof, Insurance Company, at its option, may continue to purchase additional shares of that Participating Fund, as provided below, pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Under such circumstances, only the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Participating Fund, redeem investments in that Participating Fund and/or invest in that Participating Fund upon the making of additional purchase payments under the Existing Contracts. Furthermore, the provisions of this Agreement shall remain in effect and thereafter either that Participating Fund or Insurance Company may terminate the Agreement as to that Participating Fund, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Participating Fund, need not be for longer than the greater of (i) six months or (ii) the period required by Insurance Company to obtain any necessary approval from the Commission or any state insurance regulatory authority provided that Insurance Company makes a reasonable good faith effort to obtain such approvals in a reasonable period of time.

10.4 Termination of this Agreement as to any one Participating Fund shall not be deemed a termination as to any other Participating Fund unless Insurance Company or such other Participating Fund, as the case may be, terminates this Agreement as to such other Participating Fund in accordance with this Article X.

                           ARTICLE XI                         11.
                           AMENDMENTS

11.1 Any other changes in the terms of this Agreement, except for the addition or deletion of any Participating Fund as specified in Exhibit A, shall be made by agreement in writing between Insurance Company and each respective
     Participating Fund.

                          ARTICLE XII
                             NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:

                         Insurance Company:  Kansas City Life
                         Insurance Company
                         3520 Broadway
                         Kansas City, Missouri  64141
                         Attn:  Richard L. Finn

Participating Funds:     [Name of Fund]
                          c/o Premier Mutual Fund Services, Inc.
                          200 Park Avenue,
                          6th Floor West
                          New York, New York  10166
                          Attn: Elizabeth Keeley, Esq.
with copies to:          [Name of Fund]
                          c/o The Dreyfus Corporation
                          200 Park Avenue
                          New York, New York  10166
                          Attn: Mark N. Jacobs, Esq.
                                Lawrence B. Stoller, Esq.

                          Stroock & Stroock & Lavan
                          7 Hanover Square
                          New York, New York  10004-2696
                          Attn: Lewis G. Cole, Esq.
                                Stuart H. Coleman, Esq.

     Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

                         ARTICLE XIII                         12.
                         MISCELLANEOUS

13.1 This Agreement has been executed on behalf of each party by the undersigned officer in his/her capacity as an officer. The obligations of this Agreement shall only be binding upon the assets and property of the party and shall not be binding upon any director, trustee, officer or shareholder of the individually. It is agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

13.2 Each party shall cooperate with each other party in connection with inquiries by appropriate governmental authorities (including without limitation the Commission, the National Association of Securities Dealers and state insurance regulators) relating to this Agreement or the transactions contemplated by this Agreement.

13.3 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties are entitled to under state and federal laws.

13.4 Subject to the requirement of legal process and regulatory authority, each party shall treat as confidential the names and addresses of the Contractholders and all information reasonably identified as confidential in writing by any other party and, except as permitted by this Agreement or as otherwise required by applicable law or regulation, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the written consent of the affected party until such time as it may come into the public domain.

13.5 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions of this Agreement or otherwise affect their construction or effect.

13.6 If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected.

                          ARTICLE XIV                         13.
                              LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

                              KANSAS CITY LIFE INSURANCE COMPANY



                              By:

                              Its:

Attest:_____________________

                              DREYFUS LIFE AND ANNUITY INDEX FUND,
                              INC. (d/b/a DREYFUS STOCK INDEX FUND)



                              By:

                              Its:

Attest:_____________________

                              THE DREYFUS SOCIALLY RESPONSIBLE GROWTH
                              FUND, INC.



                              By:

                              Its:

Attest:_____________________


                              DREYFUS VARIABLE INVESTMENT FUND


                              By:

                              Its:

Attest:_____________________
                              EXHIBIT A

                     LIST OF PARTICIPATING FUNDS



Dreyfus Stock Index Fund

Dreyfus Variable Investment Fund:
 Small Cap Portfolio
 Capital Appreciation Portfolio